SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	September 6, 2006

PACIFIC ETHANOL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21467	41-2170618
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5711 N. West Avenue, Fresno, California	93711
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(559) 435-1771

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Engineering, Procurement and Technology License Agreement dated September 6, 2006 by and between Delta-T Corporation and PEI Columbia, LLC

On September 6, 2006, PEI Columbia, LLC (“PEI Columbia”), a wholly-owned subsidiary of Pacific Ethanol, Inc. (the “Company”), entered into an Engineering, Procurement and Technology License Agreement (the “Agreement”) dated September 6, 2006 with Delta-T Corporation (“Delta-T”).

The Agreement relates to the construction of PEI Columbia’s ethanol plant in Boardman, Oregon and provides that that Delta-T is to furnish and perform certain engineering and procurement services to support the construction and start-up of that plant (the “Work”). The Work is required to be performed in accordance with a detailed Work schedule. The schedule is subject to extension as a result of various factors, including change orders requested by PEI Columbia, force majeure and other events. Delta-T is also required to have its representatives or other employees or assistants instruct PEI Columbia’s personnel in the installation of plant equipment. PEI Columbia is required to furnish to Delta-T various documents, drawings, equipment, specifications, information, personnel and services to allow Delta-T to perform its obligations under the Agreement.

Delta-T is required, at its own expense, to obtain all necessary permits that it is required to procure by applicable law in connection with its performance of the Work. All other permits required by applicable law in connection with the plant or in connection with any equipment are to be obtained by PEI Columbia at its own expense.

PEI Columbia is entitled to issue change orders requiring changes in the Work; provided, that such change orders may cause adjustments in the Work schedule and in the amounts payable to Delta-T under the Agreement. Delta-T will not be required to proceed with certain changes until mutual agreement is obtained regarding those change orders—specifically, those change orders that, in Delta-T’s judgment, would have a detrimental impact on performance of the plant or if the amount of the change order exceeds 1% of the amounts payable to Delta-T under the Agreement.

The Agreement provides for PEI Columbia to pay Delta-T: (a) a fixed fee in respect of the services to be performed by Delta-T, which is subject to adjustment based on the actual services ordered by PEI Columbia; (b) a license fee for a non-exclusive, paid-up, non-transferable right to use in perpetuity Delta-T’s technology associated with the plant; and (c) a procurement fee calculated as a percentage of the cost of all procured equipment. The aggregate amount to be paid to Delta-T under the Agreement is estimated to be between $5.6 and $6.6 million.

Under the Agreement, Delta-T grants to PEI Columbia a non-exclusive, paid-up, non-transferable license to use in perpetuity Delta-T’s technology associated with the plant to use such technology at the plant and maintain and optimize or enhance the plant.

The Agreement may be terminated, subject to certain notice and cure provisions, upon customary events such as the bankruptcy of one party, material breaches of the Agreement or failure to pay amounts owed. In the event that Delta-T terminates the Agreement, PEI Columbia will be required to pay a pro rata portion of the total fees payable based on the Work successfully completed plus 15% of the remainder of the total fees.

Delta-T provides various customary representations and warranties under the Agreement, including warranties pertaining to errors in the Work which appear within a period of 12 months following mechanical completion of the plant. Delta-T is required, at its own expense, to obtain and maintain insurance policies satisfying certain specified coverages and amounts. Delta-T has also agreed to customary obligations to indemnify PEI Columbia and certain of its affiliates for liabilities associated with bodily injury and property damage and also with respect to PEI Columbia’s use of Delta-T’s intellectual property associated with its technology. Each of PEI Columbia and Delta-T have also agreed to certain customary confidentiality obligations.

Engineering, Procurement and Technology License Agreements dated September 6, 2006 by and between Delta-T Corporation and Pacific Ethanol, Inc.

On September 6, 2006, the Company entered into three Engineering, Procurement and Technology License Agreements (the “Additional Agreements”) dated September 6, 2006 with Delta-T. The Additional Agreements relate to the construction of three additional ethanol plants at unspecified locations to be designated by the Company in the future and provide that Delta-T is to furnish and perform certain engineering and procurement services to support the construction and start-up of those plants. The terms and conditions of the Additional Agreements are substantially the same as the Agreement, except that the fees payable under each agreement are different. The differences in the fees from agreement to agreement are based upon differences in design from plant to plant, and upon expected economies derived from re-using engineering and design from one plant in subsequent projects.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

None.

(b) Pro Forma Financial Information.

None.

(c) Exhibits.

Number	Description

None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 12, 2006	PACIFIC ETHANOL, INC.

	By:	/s/ WILLIAM G. LANGLEY

William G. Langley Chief Financial Officer

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